Exhibit 99.1

CIMG Inc. entered into a Business Cooperation Intent Agreement with Xilin Online (Beijing) E-commerce Co., Ltd.

Beijing, China, March 27, 2025 — CIMG Inc. (“CIMG” or the “Company”) (NASDAQ: IMG), a company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced that its wholly-owned subsidiary in China, Zhongyan Shangyue Technology Co., Ltd., has signed a Business Cooperation Intent Agreement (the “Agreement”)with Xilin Online (Beijing) E-commerce Co., Ltd.(“Xilin Online”).

Pursuant to the Agreement, certain shareholders of Xilin Online intend to transfer an aggregate of 51% of their equity interest in Xilin Online to Zhongyan Shangyue (the “Transfer”) within 15 calendar days from the date of the Agreement. Both parties also agreed to appoint Mr. Tianyong Lyu as the Chief Executive Officer of Xilin Online (Beijing) E-commerce Co., Ltd. after the cooperation.

Xilin Online specializes in providing one-stop digital and intelligent transformation solutions for enterprises and merchants. By leveraging the e-commerce capabilities and supply chain advantages of and network with certain major Chinese e-commerce companies, such as JD.com and Alibaba, Xilin Online has become a digital and intelligent technology enterprise that integrates business models, technology platforms, and operational management.

The Xilin Online platform combines service providers, online stores, suppliers, API-driven supply chain systems, and customer service interfaces into a seamless solution. Supporting mainstream features such as integrated payment methods (points, cash, and prepaid card balances) and a price comparison system. The Xilin Online platform delivers true AI-powered intelligence—from smart storefronts and product selection to automated management and dynamic pricing. This end-to-end digital approach enhances operational efficiency, expands sales channels, and reduces costs at their source.

About CIMG Inc.

CIMG Inc. is a global business group specializing in digital health and sales development. Utilizing technology and marketing (including MarTech and Multi-Channel Network), the Company enhances its partners’ sales growth and commercial value.

The company’s brands include Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech